Employment Agreement

THIS AGREEMENT made effective the 6th day of May, 2002

AMONG:

Doug W. Cannaday, an individual with a residence in Calgary Alberta with an address for delivery at #685, 440 - 10816 McLeod Trail, South, Calgary Alberta T2J 5N8 (“Cannaday”)

AND:

Uranium Power Corporation, a corporation under the laws of the State of Colorado with an office at Suite 206, 475 Howe Street, Vancouver British Columbia V6C 2B3 (“URMP”)

WHEREAS:

A.	Uranium Power Corporation (“URMP”), a publicly traded corporation, is desirous of retaining personal services of Doug W. Cannaday (“Cannaday”) to provide leadership and other management services and potentially to hold the offices of Director and/or President of URMP or related corporations such as API;

B.	Cannaday has expressed his availability, willingness and interest to hold those important positions within URMP and where appropriate, related corporations;

THEREFORE Cannaday and URMP, in consideration of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree with the others as follows:

ARTICLE I

INTERPRETATION

1.1	Included Words. This Agreement shall be read with such changes in gender or number as the context shall require.

1.2	Headings. The headings to the articles, sections, subsections, paragraphs, parts or clauses of this Agreement are inserted for convenience only and shall not affect the construction hereof.

1.3	References. Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, paragraph, clause or schedule refers to the article, section, subsection, paragraph, clause or schedule bearing that number or letter in this Agreement. A reference to “this” article, section, subsection, paragraph, clause or schedule means the article, section, subsection, paragraph, clause or schedule in which the reference appears. A reference to “this Agreement”, “hereof”, “hereunder”, “herein” or words of similar meaning, means this agreement including any amendments thereof.

ARTICLE II

TERMS

2.1	Commencement. Commencing May 6th, 2002 Cannaday shall provide leadership and management services to URMP, as specified and directed by its Board of Directors including to conduct:

(a)	administrative and other corporate matters in cooperation with George Orr; and,

(b)	“road show presentations” pursuant to the direction of Thornton Donaldson, Tim Brock, Bruce Lazier, Tony Clements or others as directed by the URMP Board of Directors.

2.2 Monthly Remuneration. In return for the personal services of Cannaday, URMP shall pay compensation to Cannaday or Cannaday’s designee, at the rate of $6,000 (Cdn.) monthly, payable to Cannaday at the end of each calendar month.

2.3 Reimburse Expenses. URMP shall reimburse Cannaday for reasonable expenses incurred during the course of Cannaday performing services for URMP. Cannaday shall accumulate and accrue the various expenses and submit a summary at the end of each calendar month following which URMP shall pay to Cannaday the amount of those expenses no later than the 10th day of the following month in which the expenses were incurred.

2.4 Stock Options. In consideration of Cannaday’s agreement to enter this employment agreement, URMP does hereby grant a stock option to Cannaday or Cannaday’s designee as follows:

“An option to purchase 400,000 shares for a period of three years at an exercise price equal to the market price (May 6th, 2002) less maximum allowable discount. These 400,000 shares may be qualified for resale by way of an S-8 registration.”

2.5 Renegotiation. At the latter of 3 months from the effective date of this agreement or at such time as the outcome (completion/abandonment) for the AOC 7-32-89-10 W4M well is known, URMP and Cannaday shall renegotiate the remuneration payable to Cannaday.

2.6 $5,000.00. In order for Cannaday to perform his services to URMP, URMP shall deliver to Cannaday the sum of $5,000 Cdn. to purchase a computer system and printer together with other necessities such as working capital in order to effect work on behalf of URMP; including to establish a Calgary office.

2.7 Calgary Office. It is recognized by URMP that Cannaday has a long time personal relationship with Robert McPherson Ph.D, P.Geol., President of Hazelwood Energy Ltd. and other corporations, and who is involved in the petroleum and natural gas business and placer gold mining operations. Mr. McPherson has agreed to permit Cannaday on a temporary basis, to conduct the business of URMP from the offices of Mr. McPherson or his corporations. At some point in time URMP is obliged to pay Mr. McPherson for office related provisions, including use of a fully equipped office, telephone, facsimile and Internet services and other related services such as use of a copy machine together with reimbursement for actual telephone or facsimile transmission expenses.

ARTICLE III

NOTICE

3.1 Notice. Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if delivered or telecopied to the party to whom it is given at:

             (a)            if to Cannaday:

Doug W. Cannaday #685, 440 - 10816 McLeod Tr. S., Calgary, Alberta T2J 5N8 Telecopier no. (403) 201-8971

             (b)            if to URMP:

Uranium Power Corporation Suite 206, 475 Howe Street Vancouver, B.C. V6C 2B3 Attention: Thornton J. Donaldson Telecopier no. (604) 687-8789

Any notice given as aforesaid shall be deemed to have been given or made on, if delivered, the date on which it was delivered or, if telecopied, on the next business day after it was telecopied. Any party hereto may change its address for notice from time to time by notice given to the other parties hereto in accordance with the foregoing.

ARTICLE IV

GENERAL PROVISIONS

4.1	Entire Agreement. This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

4.2	Waiver. No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will:

(a)	be valid unless it is in writing and stated to be a consent or waiver hereunder;

(b)	be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;

(c)	constitute a general waiver under this Agreement; or

(d)	eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

4.3	Further Assurances. The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

4.4	Time of the Essence. Time shall be of the essence in the performance of this Agreement.

4.5	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

4.6	Dispute Resolution - In the event of any dispute of matters involving this agreement by any of the parties, the parties agree such dispute shall be resolved by arbitration conducted in the City of Vancouver, Province of British Columbia. Provided the dispute directly involves Cannaday and URMP, the cost of such arbitration shall be born equally by URMP and Cannaday, alternatively, as determined by the Arbitrator. Any Arbitration proceeding shall determine, with finality, any dispute.

4.1	Governing Law. Except as provided for in paragraph 4.6 above, this Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

4.8	Fax and Counterpart. This Agreement may be executed by fax and in counterparts.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Doug W. Cannaday	Witness (as to Doug W. Cannaday)

Uranium Power Corporation